Exhibit 99.1

Cray Media: Nick Davis 206/701-2123 pr@cray.com	Investors: Paul Hiemstra 206/701-2044 ir@cray.com

CRAY INC. REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Company lands $97 million order to upgrade largest supercomputer in U.S.

Seattle, WA – November 1, 2011 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced financial results for the third quarter ended September 30, 2011. Revenue for the quarter was $36.7 million compared to $42.8 million in the prior year period. The company reported a net loss for the quarter of ($12.2 million) or ($0.35) per share compared to a net loss of ($18.8 million) or ($0.55) per share in the third quarter of 2010.

Total gross profit margin for the third quarter was 44 percent, compared to 25 percent in the third quarter of 2010. Product margin in the third quarter of 2011 was 30 percent and service margin was 55 percent.

Operating expenses declined slightly in the third quarter of 2011 to $28.6 million compared to $29.2 million in the prior year period. The third quarter 2011 results included restructuring costs of $0.7 million and non-cash items of $2.1 million for depreciation and amortization and $0.6 million related to stock compensation expense.

Revenue for the nine-month period ending September 30, 2011 was $144.5 million compared with $100.0 million in the prior year period. For the first nine months of 2011, total operating expenses were $75.3 million compared to $65.1 million in the prior year period. The higher operating expenses were due primarily to less R&D co-funding credits. Net loss was ($16.7 million) or ($0.48) per share for the first nine months of 2011, compared to a net loss of ($37.0 million) or ($1.08) per share in the prior year period. The nine-month period ending September 30, 2011 results included $1.9 million in restructuring costs and non-cash items of $6.4 million for depreciation and amortization and $2.7 million related to stock compensation expense.

As of September 30, 2011, cash balances totaled $92.0 million.

“We continue to make good progress on our roadmap and are well positioned as we head into the fourth quarter,” said Peter Ungaro, president and CEO of Cray. “Our high-end supercomputer business is strong and growing. We just launched the XK6 supercomputer, which was instrumental in our huge win at Oak Ridge National Laboratory. Their new system will be nicknamed ‘Titan’ and with a peak performance of over 10 petaflops, is a significant step on our way to exascale computing. While we are working through some key supplier parts challenges, we have now shipped, or are in the process of shipping, the major systems considered in our 2011 outlook.”

Ungaro added, “We’re on track to launch solutions in new growth markets over the next several months, significantly broadening our product set and leveraging our market leading position in supercomputing. With a solid pipeline of new opportunities and an expanding set of solutions, I’m excited about where we’re headed.”

Outlook

A wide range of results remains possible for 2011 and the company’s results are highly dependent on completing a handful of large transactions already contracted. Our 2011 outlook considers the impact of past and currently expected delays in receiving a key component for our systems. Total revenue for 2011 is anticipated to be in the range of $290-$320 million. Annual gross margins are expected to be in the mid-30 percent range and total operating expenses for 2011 are expected to be around $100 million. Based on this outlook, we expect to be profitable for 2011.

Actual results for any future period are subject to large fluctuations given the nature of Cray’s business.

Recent Highlights

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In October, Cray was awarded a $97 million contract with the Department of Energy’s Oak Ridge National Laboratory to transform the highly-regarded Cray XT5 system nicknamed “Jaguar” into “Titan,” a new Cray XK6 supercomputer that will have a peak performance of over 10 petaflops. Another milestone in the Company’s collaborative partnership with Oak Ridge, this contract will provide the DOE’s scientific community with one of the most powerful supercomputers in the world, paving the way for amazing scientific breakthroughs. The contract includes additional upgrade options that, if exercised, would increase the total value of the contract beyond $97 million.

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In September, Cray received official notification of acceptance for a 24-cabinet upgrade to the Cray XE6 supercomputer nicknamed “Cielo” used by researchers and scientists from the U.S. National Nuclear Security Administration. The 96-cabinet Cray system is located at the Los Alamos National Laboratory in partnership with Sandia National Laboratories. As a result of this upgrade its users can now apply the resources of a petascale supercomputer towards running some of the largest and most demanding workloads involving modeling and simulation.

•	In August, Cray signed a contract to deliver a multi-cabinet Cray XE6 supercomputer to ExxonMobil, marking a significant return to the energy segment for Cray.

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In October, Cray completed a $12 million development milestone for its Defense Advanced Research Projects Agency (DARPA) contract related to the development of its next-generation supercomputer, known as Cascade.

Conference Call Information

Cray will host a conference call today, Tuesday, November 1, 2011 at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss 2011 third quarter financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-877-941-6010. International callers should dial 1-480-629-9772. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the “Investors” section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325, international callers dial 1-303-590-3030, and entering the access code 4484976. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. PDT on Tuesday, November 1, 2011.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results, its product development plans, including its ability to complete solutions targeted at new growth markets, the expected delivery of Cray systems that have been ordered and the ability of systems delivered by Cray to meet the customer’s requirements. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that the systems ordered by customers are not delivered when expected or do not perform as expected once delivered, the risk that customer acceptances are not received when expected or at all, the risk that Cray is not able to successfully complete its planned product development efforts, including delivering solutions targeted at new growth markets within the planned timeframes or at all, the risk that our estimate of the future costs to complete work under the DARPA contract increases materially and causes us to not be able to credit the expected portion of the milestone amount against fourth quarter 2011 expenses, the risk that the AMD “Interlagos” processor, shipments of which began later than originally anticipated, is not available to Cray in the necessary quantities when needed, the risk that the planned update to the NVIDIA’s next generation “Kepler” GPUs are not available with the performance expected or when expected, the risk that certain planned U.S. government funding for Oak Ridge National Laboratory becomes unavailable before the lease-to-purchase contract is converted to a purchase contract through third-party lease financing and as a result Cray is not able to collect amounts expected under the contract, the risk that Cray is not able to achieve anticipated gross margin or expense levels, and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended September 30, 2011, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the company’s expectations.

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Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray XK6, Cray XT5 and Cray XE6 are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
REVENUE:
Product	$15,988	$23,462	$80,338	$41,780
Service	20,717	19,374	64,154	58,177

Total revenue	36,705	42,836	144,492	99,957

COST OF REVENUE:
Cost of product revenue	11,151	18,355	54,106	30,948
Cost of service revenue	9,270	13,741	31,148	40,317

Total cost of revenue	20,421	32,096	85,254	71,265

Gross profit	16,284	10,740	59,238	28,692

OPERATING EXPENSES:
Research and development, net	17,949	18,563	42,869	33,301
Sales and marketing	6,233	6,512	18,962	19,348
General and administrative	3,693	4,166	11,607	12,471
Restructuring	687	0	1,863	0

Total operating expenses	28,562	29,241	75,301	65,120

Loss from operations	(12,278)	(18,501)	(16,063)	(36,428)
Other income (expense), net	13	(149)	(337)	(200)
Interest income, net	20	61	60	100

Loss before income taxes	(12,245)	(18,589)	(16,340)	(36,528)
Income tax benefit (expense)	13	(187)	(335)	(483)

Net Loss	$(12,232)	$(18,776)	$(16,675)	$(37,011)

Basic net loss per common share	$(0.35)	$(0.55)	$(0.48)	$(1.08)
Basic weighted average shares	35,279	34,435	35,035	34,213

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$88,265	$57,381
Restricted cash	3,772	3,914
Accounts and other receivables, net	26,193	106,268
Inventory	94,687	49,241
Prepaid expenses and other current assets	7,540	5,901

Total current assets	220,457	222,705
Property and equipment, net	16,853	17,953
Service inventory, net	1,641	1,887
Deferred tax assets	2,987	3,105
Other non-current assets	13,574	14,978

TOTAL ASSETS	$255,512	$260,628

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$50,565	$20,384
Accrued payroll and related expenses	10,474	20,668
Other accrued liabilities	4,277	6,380
Deferred revenue	44,537	49,896

Total current liabilities	109,853	97,328

Long-term deferred revenue	9,238	14,954
Other non-current liabilities	2,651	2,525

TOTAL LIABILITIES	121,742	114,807

Shareholders' equity:
Common stock and additional paid-in capital	562,589	559,058
Accumulated other comprehensive income	5,999	4,906
Accumulated deficit	(434,818)	(418,143)

TOTAL SHAREHOLDERS' EQUITY	133,770	145,821

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$255,512	$260,628